Exhibit 13

                          CLASS B DISTRIBUTION PLAN OF
                       MERCURY V.I. U.S. LARGE CAP FUND OF
                    MERCURY ASSET MANAGEMENT V.I. FUNDS, INC.
                             PURSUANT TO RULE 12b-1

      DISTRIBUTION PLAN made as of the 6th day of April, 2000, by and between Mercury Asset Management V.I. Funds, Inc., a Maryland corporation (the "Corporation"), on behalf of its series, Mercury V.I. U.S. Large Cap Fund (the "Fund"), and Mercury Funds Distributor, a division of Princeton Funds Distributor, Inc., a Delaware corporation (the "Distributor").

                              W I T N E S S E T H:

      WHEREAS, the Corporation intends to engage in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Directors of the Corporation (the "Directors") are authorized to establish separate series relating to separate portfolios of securities, each of which may offer separate classes of shares, and

      WHEREAS, the Directors have established the Fund as a series of the Corporation;

      WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other financial intermediaries; and

      WHEREAS, the Corporation on behalf of the Fund proposes to enter into a Class B Shares Distribution Agreement with the Distributor, pursuant to which the Distributor will act as the exclusive distributor and representative of the Fund in the offer and sale of Class B shares of common stock, par value $0.0001 per share (the "Class B Shares"), of the Fund to separate accounts ("Separate Accounts") of certain insurance companies (the "Participating Insurance Companies"); and

      WHEREAS, each Participating Insurance Company issues variable annuity and/or variable life insurance contracts (the "Contracts"); and

      WHEREAS, the Corporation on behalf of the Fund desires to adopt this Class B Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act pursuant to which the Fund will pay a distribution fee with respect to the Fund's Class B Shares; and

      WHEREAS, the Directors of the Corporation have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its Class B shareholders.


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      NOW, THEREFORE, the Corporation on behalf of the Fund hereby adopts, and the Distributor hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

            1. Upon effectiveness of this Plan with respect to the Class B Shares of the Fund, the Corporation shall pay to the Distributor a distribution fee under the Plan at the end of each month equal to 0.15% of the average daily net assets of Class B Shares of the Fund, and the Distributor may pay all or any portion of such fee to one or more Participating Insurance Companies. Such distribution fee shall be paid to the Distributor as compensation for providing, or arranging for the provision of, distribution related services to the Corporation's Class B shareholders, including, but not limited to the following:

            (a) printing and mailing of Corporation prospectuses, statements of additional information, any supplements thereto and shareholder reports for prospective Contract holders;

            (b) services relating to the development, preparation, printing and mailing of Corporation advertisements, sales literature and other promotional materials describing and/or relating to the Corporation and including materials intended for use within the Participating Insurance Company, or for broker-dealer only use or retail use;

            (c) holding seminars and sales meetings designed to promote the distribution of the Class B Shares of the Fund;

            (d) obtaining information and providing explanations to Contract holders regarding the investment objectives and policies and other information about the Corporation and the Fund, including the performance of the Fund;

            (e) training sales personnel regarding the Corporation and the Fund;

            (f) compensating sales personnel in connection with the allocation of cash values and premiums of the Contract holders to the Corporation;

            (g) providing personal services and/or maintenance of the accounts of the Contract holders with respect to Class B Shares of the Fund attributable to such accounts; and

            (h) financing any other activity that the Corporation's Board of Directors determines is primarily intended to result in the sale of the Class B shares.

Only distribution expenditures properly attributable to the sale of Class B Shares of the Fund will be used to justify any fee paid by the Corporation with respect to the Fund pursuant to this Plan, and, to the extent that such expenditures relate to the Fund and any other series of the Corporation, the expenditures will be allocated between or among the affected series of the Corporation in a manner deemed appropriate by the Directors of the Corporation.


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

            2. The Distributor shall provide the Corporation for review by the Board of Directors, and the Directors shall review at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period.

            3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Directors of the Corporation and (b) those Directors of the Corporation who are not "interested persons" of the Corporation, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

            4. The Plan shall continue in effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 3.

            5. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding Class B voting securities of the Fund.

            6. The Plan may not be amended to increase materially the rate of payments provided for herein unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Class B voting securities of the Fund, and by the Directors of the Corporation in the manner provided for in Paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraphs 3 and 4 hereof.

            7. While the Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Corporation shall be committed to the discretion of the Directors who are not interested persons.

            8. The Corporation shall preserve copies of the Plan and all reports made pursuant to Paragraph 2 hereof, for a period of not less than six years from the date of the Plan, or the date of such agreement or report, as the case may be, the first two years in an easily accessible place.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written.

             MERCURY ASSET MANAGEMENT V.I. FUNDS, INC., on behalf of its series, MERCURY V.I. U.S. LARGE CAP FUND

             By: /s/ Terry K. Glenn
                 ---------------------------------------------
                 Name:  Terry K. Glenn
                 Title: Executive Vice President

             MERCURY FUNDS DISTRIBUTOR, a division of PRINCETON FUNDS DISTRIBUTOR, INC.

             By: /s/ Terry K. Glenn
                 ---------------------------------------------
                 Name:  Terry K. Glenn
                 Title: President


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